Exhibit 99.1

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	Patrick E. Flanigan III	Brian P. Gill
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ORGANIZATIONAL CHANGES STRENGTHEN LEADERSHIP TEAM AND POSITION
CELGENE FOR LONG-TERM GROWTH

-    Bob Hugin to continue to lead strategic direction of Company in the role of Executive Chairman

-    Mark Alles to be promoted to Chief Executive Officer

-    Jacqualyn Fouse, PhD, to be promoted to President & Chief Operating Officer

SUMMIT, NJ – (January 11, 2016) – Celgene Corporation (NASDAQ: CELG) today announced organizational changes that will position the Company for continued long-term growth. Effective March 1, 2016:

•	Bob Hugin to serve as Executive Chairman. Bob Hugin will continue to lead the Board of Directors and manage the strategic direction of the company
•	Mark Alles will be promoted to Chief Executive Officer (CEO)
•	Jacqualyn Fouse, PhD, will be promoted to President and Chief Operating Officer (COO)
•	Scott Smith, President Immunology & Inflammation, will assume an expanded leadership role

Throughout Bob Hugin’s nearly 17 years of managerial leadership, Celgene has achieved unprecedented growth and produced outstanding results. As Executive Chairman, Bob Hugin will remain actively involved in key business matters, continuing to direct the long-term future of the Company. “I am excited for the opportunity to continue to significantly impact the lives of patients through advancing key strategic initiatives,” said Bob Hugin, Chairman and CEO of Celgene Corporation. “The elevation of exceptional leaders like Mark, Jackie and Scott will strengthen our organization and energize our operations allowing us to more fully realize our incredible potential, both benefiting Celgene and the patients that we serve.”

“Bob Hugin is responsible for leading the transformation of Celgene into the global biopharmaceutical company that it is today,” said Michael D. Casey, Celgene’s Lead Independent Director. “As CEO, Bob has delivered exceptional results and we are incredibly grateful that Bob will continue to lead the strategic direction of Celgene. In addition to being involved in key business matters, as Executive Chairman, Bob will increase his focus on the development of Celgene’s next generation of leaders, his advocacy work to improve patient access and outcomes and on identifying the next wave of novel therapies for Celgene investment.”

Mark Alles will be promoted to CEO. Mark is a three-decade industry veteran and has been with Celgene since 2004, most recently serving as President & COO. As President & COO, Mark integrated Celgene’s corporate operational functions in support of its global commercial franchises. Before serving as President & COO, Mark built and led Celgene’s Hematology & Oncology franchise, including leading the global launches of REVLIMID® and POMALYST® and the acquisitions and integrations of Pharmion (VIDAZA®) and Abraxis BioSciences (ABRAXANE®). Under Mark’s leadership, the Hematology & Oncology franchise consistently produced extraordinary results, laying the foundation for long-term industry leading growth.

Jackie Fouse will be promoted to President & COO. Jackie joined Celgene in 2010 as Chief Financial Officer and has excelled as both the leader of Celgene’s Finance department and in her current role as President of Celgene’s Hematology & Oncology franchise. As President & COO, Jackie will focus on further enhancing Celgene’s commitment to operational excellence, driving exceptional performance across Celgene’s franchises and functions. Reporting to Jackie in this role will be Celgene’s corporate operational functions as well as the Hematology & Oncology and I&I franchises.

Scott Smith, President of Celgene’s I&I franchise, will be appointed to chair Celgene’s Global Management Committee. As Chair of Celgene’s Global Management Committee, Scott will be responsible for the effective coordination of Celgene’s operational and strategic imperatives. Scott joined Celgene in 2008 and will continue to be responsible for building and leading Celgene’s I&I franchise.

“Mark is an extraordinary leader, whose knowledge of our business and commitment to patients have propelled the organization to incredible success,” said Bob Hugin, Chairman and Chief Executive Officer. “Jackie’s strong leadership and strategic capabilities set the standard for our organization. Scott is responsible for building our I&I franchise and has consistently delivered exceptional results. Mark’s, Jackie’s and Scott’s wealth of industry and company experience, judgment and strategic vision are invaluable as we continue to lead the Company into the future.”

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, FaceBook and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.